Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

COOPERATION AND LICENSING AGREEMENT

THIS COOPERATION AND LICENSING AGREEMENT, including its Exhibits, which are incorporated herein (the “Agreement”), is made and entered into this 17th day of June, 2020 (the “Effective Date”), by and between NAC International Inc., a Delaware corporation having its principal place of business at 3930 E. Jones Bridge Road, Suite 200, Norcross, GA 30092 (hereinafter “NAC”) (www.nacintl.com) and Deep Isolation, Inc., a Delaware corporation having a principal place of business at 2120 University Ave., Berkeley, CA 94704 (hereinafter “Deep Isolation” or “DI”) (www.deepisolation.com), NAC and DI being hereinbelow referred to individually as “Party” and collectively as the “Parties.”

WHEREAS, DI is a leading innovator in nuclear waste storage and disposal that has a product offering to provide storage and disposal solutions for high-level waste (“HLW”), spent nuclear fuel (“SNF”), and other nuclear waste in deep horizontal drillholes (the “DI Drillhole Technology”), including certain technology that is part of the DI Drillhole Technology that is related to disposal and/or storage canisters to be used in connection with the storage or disposal of HLW and SNF in deep horizontal drillholes (the “DI Canister Technology”);

WHEREAS, NAC is a leading nuclear fuel cycle consulting and technology solutions company specializing in design, licensing, and deployment of casks and canister systems for nuclear materials transport, SNF and HLW storage and disposal (the “NAC Cask Technology”) and NAC works with the US Department of Energy and National Laboratories on nuclear waste matters;

WHEREAS, DI and NAC desire to work together on an exclusive basis in connection with the development and commercialization of a DI Canister Technology with NAC as a provider and partner to DI for the design, licensing approval and Initial Supply (defined below) of transportable and storable disposal canisters and associated nuclear waste handling and transfer aspects to provide storage and disposal solutions for high-level waste (“HLW”), spent nuclear fuel (“SNF”), and other nuclear waste in deep horizontal drillholes – thus leveraging the combination of NAC Cask Technology and know-how for the DI Canister Technology (hereafter, the “Collaboration”);

WHEREAS, the Parties desire to undertake the Collaboration to ensure an adequate supply of storage or disposal canisters to be used in connection with the storage or disposal of HLW and SNF in deep horizontal drillholes, where such canisters are hereafter referred to as the “Drillhole Canisters,” and to be supplied to DI by NAC or by other suppliers contracted by DI, as described in this Agreement;

WHEREAS, the Parties, Bechtel National, Inc. and Schlumberger Technology Corporation previously executed a separate Confidentiality Agreement dated December 3, 2019, (“2019 Confidentiality Agreement”) the terms and conditions of which are incorporated herewith and shall become a part of this Agreement (though only with respect to the Parties hereto), unless and until the Parties shall otherwise provide in writing;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the Parties agree as follows:

1.	COLLABORATION; ROLES AND RESPONSIBILITIES

a.	During the term of this Agreement, the Parties will jointly undertake certain confidential discussions regarding issues relevant to the potential funding, technology development and commercialization of the DI Canister Technology with NAC as an integrated partner utilizing the NAC Cask Technology for the supply of Drillhole Canisters, and associated nuclear waste handling technology and services for the Collaboration.

b.	NAC and DI will appoint staff members as the primary contact individuals who will work with both Parties to organize and facilitate discussions, develop designs, and perform analysis under this Agreement.

c.	Purely at the mutual and amicable discretion of the Parties, they may arrange to meet, from time to time, to discuss:

i.	Upcoming opportunities;

ii.	Opportunities currently being pursued;

iii.	Marketing and business development strategies;

iv.	Personnel training;

v.	Research, technology discussions, and development ideas;

vi.	Formal project evaluation with or without customers;

vii.	Work and project planning activities;

viii.	Execution of customer-funded projects; and

ix.	Projects performed or to be performed and lessons learned.

A.	NAC Roles and Responsibilities.

1.	General. Subject to additional provisions set forth herein, NAC shall be DI’s exclusive provider for (a) the design, analysis, licensing approval and supply of Drillhole Canisters and associated equipment (“Supporting Equipment” as that term is defined in Section 1.A.4(b) below) and (b) services for the transportation, on-site technical support for operation of any NAC provided systems and equipment, and interim above-ground storage of canisters (“Supporting Services” as that term is defined in Section 1.A.4(c) below), as applicable to specific projects using the Drillhole Canisters.

DI hereby grants to NAC rights of first refusal during the Term (“ROFR”) with respect to scopes of work reasonably deemed to be within NAC’s Roles and Responsibilities (as defined in this Section 1) and within NAC’s area of expertise (each a “ROFR Scope of Work”). The term “Project” shall herein mean any project pursuant to Collaboration of the Parties, which shall be limited to a project that is either: (i) a Section 1.A.4 project as defined below (DI Revenue Generating Commercial Projects) or (ii) any other ROFR Scope of Work but not including anything furnished by NAC to DI pursuant to Section 4.A as defined below (In-Kind Contribution), and with respect to which, on a Project-by-Project basis, as further described in subsections a. through d. below, NAC elected to exercise its ROFR with respect to an ROFR Scope of Work as set forth in this Section 1.A.1.

a.	Scope. For purposes of this Agreement, a “right of first refusal” or “ROFR” means that during the Term, DI will notify NAC of any ROFR Scope of Work (“ROFR Notification”).

b.	Consideration Period. Upon mutual agreement of the Parties that the ROFR Notification covers a ROFR Scope of Work, NAC will have thirty (30) days (“Consideration Period”) to consider electing to undertake the ROFR Scope of Work.

c.	Election. If NAC elects to pursue such ROFR Scope of Work, it shall deliver written notice to DI within the Consideration Period, and the Parties will proceed to negotiate and finalize definitive terms to complete same under this Agreement.

d.	Non-Election. For a given Project, if NAC does not deliver the election notice described in Section (c) above within the Consideration Period, DI will be free thereafter to pursue in its sole discretion such ROFR Scope of Work, alone or with third parties, with respect to only such Project.

2.	DI Development Work. NAC will provide mutually agreed support in the form of the following types of NAC support work to DI (hereafter “DI Development Work”):

a.	Market assessments, strategy development, opportunity identification, marketing, sales support, proposals, customer meetings, etc. in support of DI’s mission and growth,

b.	Engineering design, analyses, consulting, and other technical services that do not directly support a revenue generating commercial project (i.e., that could be otherwise generally considered as internal support work), and

c.	Review of reports, analyses or studies that DI is preparing for a customer that does not yet have a NAC revenue component but is expected to have a NAC revenue component with follow-on studies or disposal implementation.

3.	Business Development. Throughout the Term, NAC shall use reasonable efforts to actively seek contracts and grants with government and commercial customers, both in the United States and internationally, for development and future deployment of the DI Drillhole Technology and Drillhole Canisters for the mutual benefit of DI and NAC under the Collaboration.

4.	DI Revenue Generating Commercial Projects. NAC shall provide engineering design, analyses, consulting, and other services for DI revenue generating commercial Projects (“RGCP”). NAC support for RGCP will also include needed canisters, supporting equipment and services, including but not limited to:

a.	Drillhole Canisters (including NAC Delivered Canisters as defined in Section 1.A.5 below)

b.	Supporting Equipment (i.e., equipment based on NAC Cask Technology and NAC’s related “Intellectual Property,” subject to the license granted in Section 5.H herein to DI by NAC (the “NAC License Grant”)), including:

i.	Shielded transfer casks and respective ancillary equipment for Drillhole Canisters

ii.	Interim shielded surface storage casks and respective ancillary equipment for Drillhole Canisters, as needed

iii.	Shielded transportation casks and respective ancillary equipment for Drillhole Canister, as needed;

Hereafter, “Supporting Equipment”

c.	Support Services (i.e., services based on NAC Cask Technology and NAC’s related “Intellectual Property,” subject to the license granted in Section 5.H herein to DI by NAC (the “NAC License Grant”)), including:

i.	Transportation services for Drillhole Canisters, as needed

ii.	On-site technical support for operation of any NAC provided systems and equipment;

Hereafter, “Support Services.”

5.	NAC Delivered Canisters. (i) NAC shall have the exclusive right to supply to DI the initial [***] (the “Initial Supply”) Drillhole Canisters, per each calendar year (and any partial calendar year) during the Term and DI shall have the obligation to purchase the Initial Supply from NAC prior to ordering or using “Non-NAC Delivered Canisters,” as that term is defined below and (ii) NAC may provide additional Drillhole Canisters subject to the provisions of Sections 1.A.9(b) through 1.A.9(d) below, during the “Term,” as that term is defined in Section 10 herein (the “NAC Delivered Canisters”).

DI must use NAC as the designer of Drillhole Canisters unless material customer requirements preclude NAC’s participation as the exclusive designer of Drillhole Canisters for a specific Project. DI will use its commercially reasonable best efforts to overcome customer proposed requirements that would preclude NAC providing the design for a specific Project. If NAC’s participation is precluded in a given Project, DI will have the right to use an alternative designer for that Project, subject to this Agreement. DI’s right to use an alternative designer of Drillhole Canisters on such an exceptional basis is subject to NAC’s prior approval, with such approval not to be unreasonably withheld or delayed. Any such Drillhole Canisters not designed by NAC shall be defined as “Alternative Design Canisters.”

6.	Supply of Non-NAC Delivered Canisters. To ensure robust supplies of Drillhole Canisters are available to DI, but only after the Initial Supply of NAC Delivered Canisters is ordered from NAC as described in Section 1.A.5, above, or NAC does not exercise its ROFR, or is precluded by customer localization requirements from supplying, or is otherwise not able to supply, DI may, subject to the provisions of Section 1.A.9(a) below, contract other suppliers, which suppliers are subject to NAC’s prior approval, with such approval shall not be unreasonably withheld or delayed, to fabricate Drillhole Canisters that use the NAC Cask Technology (“Non-NAC Delivered Canisters”).

NAC may not use or supply Drillhole Canisters, or canisters that are substantially similar in design to Drillhole Canisters in competition with DI.

7.	NAC Delivered Supporting Equipment NAC shall have the exclusive right to supply Supporting Equipment and DI shall have the obligation to purchase Supporting Equipment from NAC (the “NAC Delivered Supporting Equipment”).

8.	Supply of Non-NAC Delivered Supporting Equipment. If NAC does not exercise its ROFR, or is precluded by customer localization requirements from supplying, or is otherwise not able to supply NAC Delivered Supporting Equipment, DI may contract other suppliers, which suppliers are subject to NAC’s prior approval, with such approval shall not be unreasonably withheld or delayed, to fabricate Supporting Equipment that use the NAC Cask Technology (“Non-NAC Delivered Supporting Equipment”). Each supplier of Non-NAC Delivered Supporting Equipment will be required to enter into a written agreement with DI that includes sublicensing and confidentiality provisions substantially and materially in the form set forth in Exhibit B attached hereto and made a part hereof.

9.	Additional Provisions Related to Drillhole Canister Supply. The Collaboration between DI and NAC shall include Drillhole Canisters for both NAC Delivered Canisters and Non-NAC Delivered Canisters anywhere in the world.

a.	Each supplier of Non-NAC Delivered Canisters will be required to enter into a written agreement with DI that includes sublicensing and confidentiality provisions substantially and materially in the form set forth in Exhibit B attached hereto and made a part hereof.

b.	DI agrees that NAC shall have the right to supply greater than the Initial Supply of [***] NAC Delivered Canisters in any calendar year, or any partial calendar year, provided NAC’s cost competitiveness and supply capabilities are sustained and NAC can meet DI’s supply chain strategy and localization goals.

c.	DI will have the right to ensure that such NAC Delivered Canisters are priced competitively and fairly, consistent with market pricing and on a like-for-like comparative basis that includes all-in costs of fabrication, quality assurance, project management, fabrication oversight and engineering support. DI may do this by soliciting other bids for quantities of Non-NAC Delivered Canisters in excess of the Initial Supply of NAC Delivered Canisters.

d.	If NAC cannot meet the competitive pricing requirements obtained from the all-in cost comparisons specified in Section 1.A.9(c) or cannot meet the delivery schedule or any localization requirements of any Project as presented by DI and discussed in good faith with NAC, then DI will have the right to use an alternative supplier of Non-NAC Delivered Canisters for that Project, subject to this Agreement. If NAC can meet the competitive pricing requirements obtained for Non-NAC Delivered Canisters and can meet the delivery schedule and any localization requirements of a Project, then DI must use NAC Delivered Canisters rather than Non-NAC Delivered Canisters for that Project. NAC has the right to establish agreements and subcontract agreements with local fabricators if localized fabrication is a requirement from DI’s customer(s) regarding supply of NAC Delivered Canisters.

B.	Deep Isolation Roles and Responsibilities.

1.	DI shall engage NAC, pursuant to this Agreement and other related agreements to be entered into by the Parties for the Collaboration, as its exclusive provider for the design, and U.S. Nuclear Regulatory Commission (“NRC”) or international regulatory agency licensing approval of Drillhole Canisters and supply of NAC Delivered Canisters, NAC Delivered Supporting Equipment, and Support Services in connection with specific Projects for the Collaboration.

2.	DI shall actively raise and maintain sufficient investor funding to sustain development and commercial progress and shall actively seek contracts and grants with government and commercial customers, both in the United States and internationally, for such development and future deployment of the Drillhole Canisters, Supporting Equipment, and Support Services for the mutual benefit of DI and NAC. NAC agrees to assist DI in all such efforts.

3.	The Parties recognize that, in some cases, the requirements of a governmental authority may not allow NAC to be the provider for NAC Delivered Canisters, NAC Delivered Supporting Equipment or Support Services in certain disposal facility projects that may be undertaken by DI. In such circumstances or other circumstances involving preclusion of NAC, the Parties anticipate that NAC may have a consulting role and will receive other compensation pursuant to Sections 4.B.2 and 4.B.3 in connection with the manufacture and delivery of equipment to DI for specific Projects for the Collaboration.

4.	DI shall notify NAC of any improvements of which DI becomes aware of with respect to NAC Cask Technology during the Term of this Agreement.

C.	General.

Each Party shall bear its own costs and expenses in connection with performing under this Agreement, unless otherwise specified herein. Neither Party shall commit or obligate the other Party to perform any work or services or provide any supplies or accept any responsibilities without such other Party’s prior written consent.

2.	RELATIONSHIP OF THE PARTIES

A.	The Parties throughout the term of this Agreement shall be independent entities, and nothing contained herein shall be considered to constitute a joint venture, partnership or otherwise imply joint and severable liability, nor to constitute either Party the agent of the other, nor in any manner to limit the Parties in the conduct of their respective businesses or activities with respect to other contracts for the performance of other work.

B.	This Agreement may not be assigned or otherwise transferred by a Party, in whole or in part, without the express prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party may assign or otherwise transfer this Agreement (in its entirety) to a third party without such consent in connection with the sale or other transfer to such third party of all or substantially all of that Party’s business or assets related to the subject matter of this Agreement, provided: (1) such assignee or other transferee agrees in writing to be bound by the terms and conditions of this Agreement on a going-forward basis; and (2) the assigning or transferring Party, as applicable, shall remain liable under this Agreement for its obligations to the other Party through the effective date of any such assignment or transfer.

C.	Notwithstanding the foregoing, DI may license, sublicense or otherwise transfer or assign all or substantially all of its rights in the DI Drillhole Technology, the DI Canister IP, the DI Background IP, the DI Future IP, or the New Drillhole Canister IP, to a third party (including DI customers) without the consent of NAC, provided such licensee, sublicensee, assignee or other transferee agrees in writing with NAC to be bound by the terms and conditions of this Agreement on a going-forward basis, including, without limitation, the Initial Supply obligation, the payment to NAC of any and all royalties due NAC under this Agreement and the protection of all NAC Cask Technology and New Supporting Equipment IP.

3.	SCOPE OF WORK; PROJECT AGREEMENTS

NAC’s scope of work is as set forth in Section 1.A and DI agrees to provide NAC with such scope of work as provided in this Agreement.

For each Project under the Collaboration, the Parties will prepare and execute a mutually acceptable written document that sets forth the Parties’ respective rights and obligations for that Project (“Project Agreement”). Each such Project Agreement will specify NAC’s scope of work, Project goals, target schedule, regulatory requirements, and collaborative work relationships with DI and other participants.

4.	COMPENSATION PAYABLE TO NAC

A.	Compensation for DI Development Work and Business Development.

[***]

B.	Compensation for RGCP.

1.	NAC Delivered Canisters, NAC Delivered Supporting Equipment, and Support Services.

[***]

2.	Non-NAC Delivered Canisters and Alternative Design Canisters.

[***]

3.	Non-NAC Delivered Supporting Equipment.

[***]

C.	Payment.

[***]

D.	Taxes.

[***]

5.	INTELLECTUAL PROPERTY AND OWNERSHIP; LICENSE GRANTS

[***]

A.	No Transfer of Intellectual Property Rights.

[***]

B.	Intellectual Property Warranty.

[***]

C.	DI Drillhole Technology/Canister Technology.

[***]

D.	NAC Cask Technology.

[***]

E.	Background IP.

[***]

F.	Jointly-Developed Drillhole Canisters; Jointly-Developed Supporting Equipment.

New Drillhole Canister IP.

[***]

New Supporting Equipment IP.

[***]

G.	DI License Grant.

[***]

H.	NAC License Grant.

[***]

6.	PUBLICITY

A.	Any news release, public announcement, advertisement or other publicity proposed to be released by a Party, concerning Drillhole Canisters, NAC Delivered Canisters or Non-NAC Delivered Canisters, related to the Collaboration or identifying the other Party in any manner, even if only to identify by name, or any contract between the Parties, shall require the approval of the other Party prior to release, which approval shall not be unreasonably withheld.

B.	Each Party agrees to provide 1) advance notice of plans to issue external public communication mentioning the other Party, and 2) the other Party the opportunity to review and comment on the proposed external public communication. External public communication includes, but is not limited to press releases, web content, marketing materials, social media, advertising, and audiovisual materials.

C.	The opportunity for comment by the other Party does not apply to statements or disclosures required by financial, legal or accounting obligations or stock exchange rules.

D.	Neither Party may use the other Party’s logos or trademarks without the other Party’s approval.

7.	LIMITATION OF LIABILITY

A.	Except as to a Party’s liability arising from a breach of its applicable confidentiality provisions and/or as a result of a Party’s indemnification obligations with respect to third party IP indemnification under Section 8 below, in no event shall either Party or its officers, directors, employees, insurers, contractors, vendors, agents, or affiliates be liable to the other Party or its officers, directors, employees, insurers, contractors, vendors, agents, or affiliates for any indirect, incidental, special or consequential damages under this agreement, or in the agreements contemplated under this agreement (including, but not limited to loss of profits, loss of interest or other financing charges or loss of use), regardless of whether the Parties had reason to know of the possibility of such damages. The foregoing waiver of damages shall apply regardless of whether such damages arise in contract, tort (including negligence), strict liability, or otherwise. The Parties hereby acknowledge and agree that: (a) the foregoing waiver of direct and indirect rights to recovery of damages is reasonable and has been negotiated in good faith; and (b) such waiver of damages is intended by the Parties to be enforceable to the fullest extent permitted by law.

B.	Anything to the contrary contained herein notwithstanding, in no event shall either Party’s total combined and cumulative aggregate liability with respect to this Agreement, including indemnification obligations hereunder, for any claim or cause of action, whether caused by failure to deliver, nonperformance, defects, breach of contract, breach of warranty or otherwise, or whether based upon contract, tort (including negligence, gross negligence or willful misconduct), or strict liability, exceed the greater of: (1) the amounts actually paid to NAC hereunder; or (4) [***].

8.	INDEMNIFICATION

A.	DI will, to the fullest extent permitted by law, indemnify, defend upon request, and hold harmless NAC against all third-party losses, claims (including claims by shareholders or investors), damages, expense (including reasonable attorneys’ fees and other defense costs) and liabilities sustained or incurred by NAC for any damage, harm, loss or injury, (i) to the extent caused by the negligent acts of DI, (ii) to the extent caused by any DI intellectual property licensed or sold to a customer by DI, or (iii) related to or arising out of or incurred as a result, directly and indirectly, of any alleged or actual infringement or violation of any right, or alleged right, relating to DI Intellectual Property licensed or sold to a customer by DI. NAC’s right to indemnification under this Section will include, but not be limited to, legal fees and/or expenses associated with enforcing DI’s indemnification obligations set forth in this Section. DI’s indemnification of NAC will include any costs or expenses (including reasonable attorneys’ fees and other costs) incurred by NAC, subpoenaed or otherwise, as a result of or related to NAC being named as a defendant in any proceeding or required to participate in any proceeding pertaining to or involving a claim brought by any third party or governmental authority involving DI Intellectual Property.

B.	NAC will, to the fullest extent permitted by law, indemnify, defend upon request, and hold harmless DI, and its subsidiaries, against all third-party losses, claims (including claims by shareholders or investors), damages, expense (including reasonable attorneys’ fees and other defense costs) and liabilities sustained or incurred by DI (and/or its subsidiary) for any damage, harm, loss or injury, (i) to the extent caused by the negligent acts of NAC, (ii) to the extent caused by any NAC Intellectual Property licensed or sold to a customer by NAC, or (iii) related to or arising out of or incurred as a result, directly and indirectly, of any alleged or actual infringement or violation of any right, or alleged right, relating to NAC Intellectual Property licensed or sold to a customer by NAC. DI’s right to indemnification under this Section will include, but not be limited to, legal fees and/or expenses associated with enforcing NAC’s indemnification obligations set forth in this Section. NACs indemnification of DI and/or its subsidiary will include any costs or expenses (including reasonable attorneys’ fees and other costs) incurred by DI and/or its subsidiary, subpoenaed or otherwise, as a result of or related to DI and/or its subsidiary being named as a defendant in any proceeding or required to participate in any proceeding pertaining to or involving a claim brought by any third party or governmental authority involving NAC Intellectual Property.

9.	NOT TO SOLICIT OR HIRE EMPLOYEES OF THE OTHER PARTY

During the Term of this Agreement, and for a period of one (1) year following this Agreement’s expiration or termination for any reason, neither Party shall solicit or hire, without the other Party’s prior written consent, any individual who was an employee of the other Party during the term of this Agreement or during such subsequent one-year period. The foregoing shall not apply to: (i) individuals hired as a result of a general solicitation (such as an advertisement or notice in newspapers, on a website, on radio, or television) not specifically directed to the employees of the other Party; or (ii) individuals who approach either Party and express interest in employment, having informed their management of an interest to pursue other employment. If either Party fails to abide by the prohibitions of this Section, the offending Party will be notified by the affected Party, within thirty (30) days of the affected Party’s learning of such breach, to remedy the breach by terminating employment of the relevant individual. If said employment is not be terminated within 30 days of receipt of such notice, the offending Party immediately shall pay to the affected Party, as liquidated damages, a sum equal to twelve (12) months’ gross salary of the relevant employee.

10.	TERM AND TERMINATION

A.	Once this Agreement has been executed by the Parties, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall automatically expire on the twenty-fifth (25th) anniversary of the Effective Date unless (i) terminated earlier as set forth herein or (ii) extended beyond such date by the mutual written consent of the Parties.

B.	This Agreement may be terminated by the Parties as follows:

1.	By either Party via written notice, if the other Party is declared bankrupt or insolvent or has a receiver appointed for its property, or petitions for reorganization or other benefits under the bankruptcy laws, or makes an assignment for the benefit of creditors, or ceases business operations; or

2.	By either Party via written notice if the other Party breaches any material provision of this Agreement and fails to cure such breach to the reasonably satisfaction of the notifying Party within ten (10) business days after receipt of written notice thereof, or such other period mutually agreed to by the Parties, unless specified otherwise in Section 10.C hereinbelow.

3.	By DI via written notice upon the sale or other transfer to a third party of all or substantially all of DI’s business or assets related to the subject matter of this Agreement, provided that DI makes a buy-out payment to NAC equal to [***] times the value of NAC’s In-Kind Contribution as of the effective date of the sale or transfer less an amount equal to [***] of the profit NAC has earned from the supply of NAC Delivered Canisters as of the effective date of the sale or transfer. Notwithstanding the foregoing, in all circumstances the buy-out payment will not be less than [***] if NAC has completed its [***] In-Kind Contribution. Payment is due within thirty (30) days of the effective date of said sale or transfer. Termination will be effective as of the date of NAC’s receipt of the payment.

C.	The Parties have the following rights to terminate this Agreement for Cause:

1.	DI may terminate the Agreement if NAC materially fails to meet its In-Kind Contribution obligations pursuant to work scopes 1.A.2 and 1.A.3, and such failure remains uncured after sixty (60) days of written notice by DI. In the event of such termination, DI’s obligations for royalties survive termination, but are reduced pro rata based on the proportion of NAC’s In-Kind Contribution delivered prior to termination.

2.	NAC may terminate the Agreement if DI materially fails to meet its obligations pursuant to work scopes 1.B, and such failure remains uncured after sixty (60) days of written notice by NAC. In the event of such termination, NAC’s obligation for exclusivity is relieved.

D.	Subject to the following provisions of this Section 10.D, Sections 2, 4.B.2, 4.B.3 and 5 through 12 will survive any expiration or termination hereof.

1.	Without limiting any rights that NAC already enjoyed under this Agreement, during the term of this Agreement and from and after the termination or expiration of this Agreement for any reason, NAC may enter into any agreement, license agreement or other business relationship involving NAC Cask Technology for nuclear materials transport, SNF and HLW storage and disposal, or any aspect or component thereof, including, without limitation, the design, engineering, licensing, fabrication, sale or use thereof anywhere in the world and with any other parties whatsoever, provided any such other relationships or transactions do not include any Drillhole Canisters using DI Canister Technology or storage/disposal in horizontal drillholes; and

2.	Notwithstanding anything to the contrary contained herein and without granting DI any greater rights than it enjoyed under this Agreement, DI shall retain the right to require NAC to complete the fabrication of any Drillhole Canisters as described herein and for the Collaboration, which DI has already ordered from NAC prior to such termination or expiration of this Agreement, with respect to which material procurement and fabrication as of such expiration or termination is underway in order to enable DI to fulfill any contractual obligation to a third party.

3.	Notwithstanding anything to the contrary contained herein and without granting DI any greater rights than it enjoyed under this Agreement, the Parties shall incorporate into each Project Agreement (unless by mutual agreement by the Parties in writing to the contrary, for which exchange of emails shall suffice) provisions such that if NAC fails to deliver, for any Project, NAC Delivered Canisters or NAC Delivered Supporting Equipment, in accordance with the respective Project Agreement schedule such that a material Project milestone that DI is contractually obligated to a third party to meet is delayed for a period of more than thirty (30) days, then: (i) DI may terminate the respective Project Agreement according to its terms; and (ii) DI may contract with other suppliers for supply of the NAC Delivered Canisters or NAC Delivered Supporting Equipment that NAC fails to so deliver for such Project, subject to the provisions of this Agreement.

4.	The Parties may include commercially reasonable Project-specific termination provisions in a particular Project Agreement, however, any termination of such particular Project Agreement by a Party for any reason whatsoever shall not constitute termination of this Agreement or in any way affect the rights and obligations of either Party under any other Project Agreement or this Agreement.

11.	RESOLUTION OF DISPUTES

A.	Claims. This Section 11, including the Sections and subparagraphs contained herein, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the Parties entering into this Agreement. This Dispute Resolution Provision concerns the resolution of any controversies or claims between the Parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (hereinbelow collectively referred to as a “Claim”).

B.	Arbitration and Waiver of Jury Trial.

1.	At the request of any Party, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.

2.	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of disputes of the American Arbitration Association or any successor thereto (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, any Party may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.

3.	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in Kent County, State of Delaware. All Claims shall be determined by one arbitrator agreed upon by the Parties. If the Parties cannot agree upon one arbitrator within fifteen (15) business days of the request of any Party that a Claim be resolved by binding arbitration, the arbitration will take place before one arbitrator appointed by AAA. All arbitration hearings shall commence within ninety (90) days of the request of any Party that a Claim be resolved by binding arbitration and close within ninety (90) days of commencement and the award of the arbitrator shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator, upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

4.	The arbitrator will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is eligible for arbitration shall be determined by the arbitrator, except as set forth in subparagraph 7 of this Dispute Resolution Provision. The arbitrator shall have the power to award legal fees pursuant to the terms of this Agreement.

5.	This Dispute Resolution Provision does not limit the right of any Party to act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, or additional or supplementary remedies.

6.	The filing of a court action is not intended to constitute a waiver of the right of any Party, including the suing Party, thereafter, to require submittal of the Claim to arbitration.

7.	Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The Parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the Parties and is non-severable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the Parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

8.	By agreeing to binding arbitration, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.	The Parties agree that each Party to the arbitration will initially pay an equal part of the deposit fixed by AAA and shall bear and pay [***] of the fees and costs of the arbitrator. The Parties further agree that the arbitrator shall have the sole discretion to determine, as part of the arbitration award, an allocation between the Parties of the final cost associated with the arbitration.

10.	Notwithstanding the foregoing, each of the Parties retain the right to seek remedies available in equity, and each Party shall be entitled to obtain injunctive relief in a court of competent jurisdiction to halt or prevent any breach or threatened breach of any of the provisions of this Agreement or the continuation of any such breach, without the necessity of proving actual damages. Each Party waives any requirement that the Party seeking injunctive relief post bond in order to obtain any injunctive relief hereunder.

12.	GENERAL

A.	If any provision of this Agreement is found to violate any law or regulation which in any way affects the implementation of such provision, the Parties agree to modify such provision in order to give effect to the intent of the Parties as expressed therein.

B.	Each Party warrants that it will not, during the term of this Agreement, pay, nor offer, promise or agree to pay, nor cause to be paid, or offer, promise or agree to be paid, directly or indirectly, in respect of this Agreement and the business resulting therefrom, any monies including fees, commissions or other undue pecuniary advantage, gift, or other thing of value, except for those political contributions that are in compliance with relevant state and federal laws and regulations, to any person who is an official, agent, employee, or representative of any government, instrumentality thereof, to any political party or official thereof, or to any candidate for political party office.

C.	This Agreement may be signed in counterparts (including any electronic or digital format), each one of which is considered an original, but all of which constitute one and the same instrument. All changes or modifications to the text of this Agreement must be agreed to in writing between the Parties.

D.	Each Party represents and warrants to the other Party that: (1) it has all requisite right, power and authority to enter into this Agreement and perform its obligations hereunder; (2) it will perform its obligations hereunder in full compliance with all applicable laws, regulations and orders; and (3) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any applicable law.

E.	The Parties agree that by entering into this Agreement they hereby deem the “Confidential Memorandum of Understanding” effective as of October 24, 2019 null and void and of no further force or effect.

F.	Each of the Parties to this Agreement shall appoint a representative. All communications relating to this Agreement shall be directed to the specific person appointed by each of the parties in this Agreement.

CONTACT INFORMATION

NAC International Inc.	Deep Isolation, Inc.

Attn: Michael V. McMahon	Attn: Rod Baltzer
Vice President, Consulting and	Chief Operating Officer
Strategic Projects
3930 East Jones Bridge Road, Suite 200	2120 University Avenue
Norcross, GA 30092	Berkeley, CA 94704
Telephone: (678) 328-1237	Telephone: (214)-681-7176
Fax: (678) 328-1437	Fax: N/A
Email: mmcmahon@nacintl.com	Email: rod@deepisolation.com

G.	This Agreement and the 2019 Confidentiality Agreement contain the entire agreement of the Parties and cancel and supersede any previous understanding or agreement related to the subject matter of this Agreement whether written or oral. All changes or modifications to this Agreement must be agreed to in writing by the Parties.

H.	The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

I.	No failure of any Party to exercise any power given under this Agreement or to insist upon strict compliance with any obligation specified in this Agreement and no custom or variance with the terms of this Agreement shall constitute a waiver of any Party’s right to demand exact compliance with the terms of this Agreement. No waiver or alleged waiver shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.

J.	Each Party agrees to comply with and be bound by all applicable foreign, United States federal, state and local laws, orders, rules, regulations, guidelines, standards, limitations, controls, prohibitions, or other requirements that apply to this Agreement and the activities contemplated hereunder, including US nuclear export laws as applicable.

K.	Headings are for reference only and will not affect the meaning or interpretation of this Agreement. Each Party acknowledges that it has had an opportunity to review this Agreement and to seek the advice of legal counsel. Accordingly, this Agreement will be interpreted based on the presumption that it was drafted in equal measures by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Cooperation and Licensing Agreement through their duly authorized officers effective as of the date first above written.

NAC INTERNATIONAL INC.		DEEP ISOLATION, INC.

By:	/s/ Kent S. Cole .	By:	/s/ Elizabeth Muller .
	Kent S. Cole		Elizabeth Muller
	President and CEO		CEO

Exhibit A

Existing Background IP of the Parties as of Execution of this Agreement

A.	DI Background IP

DI Background IP is understood to include, but not be limited to, Deep Isolation proprietary information about Deep Isolation’s canister design, drilling, isolation criteria and measurement methodology, operational technology, quality assurance systems, etc.

Deep Isolation Current Active Issued U.S. Patents

	Invention Title & Description	Issue Date	Patent Number
1.	Storing Hazardous Material in a Subterranean Formation
	Horizontal or tilted borehole in or below shale or other cap layer (System and method for storing nuclear waste in or under a formation that prohibits diffusion of radioactivity gas therethrough)	06/19/2018	US 10,002,683

2.	Storing Hazardous Materials in a Subterranean Formation
	A repository for storing hazardous materials in a subterranean formation that includes an isolation drillhole portion between the vertical and horizontal portions (e.g., a j-trap portion)	04/23/2019	US 10,265,743

3.	Storing Hazardous Material in a Subterranean Formation
	A method for storing hazardous materials in a subterranean formation that includes an isolation drillhole portion between the vertical and horizontal portions (e.g., a j-trap portion).	05/28/2019	US 10,300,512

4.	Testing Subterranean Water for a Hazardous Waste Material Repository
	Method for using radioisotopes for determination of isolation of deep water and brines using accelerator mass spectrometry (AMS) measurements.	06/11/2019	US 10,315,238

5.	Testing Subterranean Water for a Hazardous Waste Material Repository System for using AMS for determination of isolation of deep water and brines	10/08/2019	US 10,434,550

6.	Storing Hazardous Material in a Subterranean Formation. A monitoring system to detect radiation or other parameters of nuclear waste stored in a directional drillhole.	04/07/2020	US 10,614,927

Deep Isolation Current Pending U.S. Patent Applications

Invention Title		Invention Description	Filing Date

1.	Hazardous Material Repository Systems and Methods	Seismically minded drillhole orientation, in-situ power generator, and drillhole seals	02/20/2020
2.	Hazardous Material Canister	A canister for radioactive waste includes radiation shielding at ends of the canister and a middle portion that does not include shielding.	06/03/2019
3.	Storing Hazardous Material in a Subterranean Formation	System and method for storing nuclear waste in or under a self-healing formation.	05/22/2019
4.	Radioactive Waste Repository System and Methods	This patent represents three separate concepts including using a downhole heater to evaluate properties of the formation, engineered barrier systems, and disposal of radioactive water.	12/18/2019
5.	Hazardous Material Canister Systems and Methods	Systems and methods for verification of integrity of canister weld inspections, seals, autoradiography, free-fall limitations, 3D printing process to attach seals, and more.	02/20/2020
6.	Hazardous Material Repository Systems and Methods	Describes a canister casing and safety runway for canister through the drillhole.	02/20/19
7.	Testing Subterranean Water for a Hazardous Waste Material Repository	Systems and methods for verification of the isolation of deep brines. Including drilling fluid tracer additives, radioisotope concentration, concentration relative to other depths, and neutron flux values.	02/20/2019
8.	Storing Hazardous Material in a Subterranean Formation	The claims of this application are directed to mixing of spent nuclear fuel pellets in a hardenable slurry and storing that in a drillhole.	03/12/2019
9.	Nuclear Waste Canister with Uneven Outer Surface	A nuclear waste canister includes an uneven exterior surface to help prevent crevice corrosion.	10/07/2019
10.	Casing Design for Interim Storage	A casing installed in a horizontal drillhole that encloses hazardous waste includes a quartz or DLC coating to help prevent corrosion.	10/07/2019
11.	Nuclear Waste Canister for Secure Retrieval	A nuclear waste canister includes a secondary latching mechanism onto which a downhole tool may attach to ensure retrieval of the canister from the drillhole.	10/07/2019
12.	Radiation Monitor for Drillhole Waste Disposal	A hazardous waste repository monitoring system includes optical fibers that include radiation-sensitive scintillators to detect leaked radiation at particular locations in the drillhole	10/07/2019
13.	Managing Movement of a Hazardous Waste Canister Through a Drillhole	A nuclear waste canister for storage of nuclear waste in a deep, directional drillhole, includes a set of calipers at a downhole end to continuously measure drillhole diameter as the canister is moved into the drillhole to ensure that a drillhole diameter is large enough to accommodate the canister.	11/04/2019
14.	Nuclear Waste Canister Systems and Methods	A non-cementitious material forms a nuclear waste canister radiation shield, and a concept forming multiple SNF rod sections from a single rod through a crimping/cutting process.	06/09/2020
15.	Sealing a Hazardous Waste Repository in a Directional Drillhole	A canister made to store nuclear waste that corrodes into an inert material.	06/12/2020

B.	NAC Background IP

NAC Background IP is understood to include, but not be limited to NAC proprietary information about NAC’s canister based dry cask storage and transportation system technology for the storage of irradiated nuclear fuel and HLW, including dual purpose storage-transportation systems, and including but not limited to:

(i)	NAC’s proprietary 10 CFR Part 71 transportation system and related technology and its proprietary 10 CFR Part 72 storage system and related technology relating to fuel baskets, canisters, closure lids, transportation overpacks [including impact limiters and transport frames], transfer casks, concrete overpacks, spare and replacement parts and all tools and equipment required for the fabrication, construction, installation, operation, maintenance and handling of canister based dry casks, specifically including the technology set forth in the table below, including but not limited to data contained in the following United States Nuclear Regulatory Commission, United States Department of Energy and other government regulatory agency dockets:

U.S. NRC 10 CFR Part 71:		U.S. NRC 10 CFR Part 72

71-9023	NLI 10-24	72-1025	NAC-MPC
71-9010	NLI 1/2	72-1015	NAC-UMS
71-1020	NAC-I28 S/T	72-1031	MAGNASTOR
72-1003	NAC-C28 S/T
71-9225	NAC-LWT
71-9270	NAC-UMS
71-9356	MAGNATRAN
71-9235	NAC-STC
71-9225	NAC-LWT

Canada Certificate No. CDN/2098/B(U)F-96 – NAC “OPTIMUS” cask (US Pat. App. No. US 16/117,510).

U.S. Department of Energy – Certificate No. USA/9225/B(U)F-96, Docket No. 16-34-9218, NAC Legal Weight Trucking Canister.

(ii)	NAC’s proprietary combinations thereof; and

(iii)	NAC’s related proprietary information concerning design, engineering, licensing, fabrication, construction, installation, operations and maintenance of such NAC Background IP; and

(iv)	NAC’s proprietary storage, transportation and disposal canister and cask technology including United States Department of Energy related design contracts and any Cooperation Research and Development Agreements and similar technology support arrangements with the DOE or the U.S. Government, and including NAC’s self-funded and solely-owned technology such as U.S Patents 10,438,710 and 10,032,533 related to rod consolidation and disposal canisters (listed below), and further including but not limited to the following:

NAC/Sandia Project - Umbrella CRADA SC16/08162.00.00 (Version 11/25/25), which was executed between the parties as of March 11, 2016 – Development of a Visualization Concept for Robotic Operations to Consolidate Commercial spent Nuclear Fuel.

NAC/Sandia Project - U.S. Department of Energy Office of Technology Transitions Technology Commercialization Fund (“TCF”) Fiscal Year 2017 - Consolidation of Commercial Spent Nuclear Fuel into a Universal Canister for Storage, Transportation, and Disposal.

NAC-Sandia Project – Funds-In Agreement No. FI 062161209, Review and Comment of NAC’s Consolidated Rod Canister Performance Requirements Matrix.

NAC-U.S. DOE – Project for Transportation, Aging and Disposal Canisters (TAD) System for PWR Spent Fuel.

NAC-U.S. DOE – Project for Standardized, Storage, Transport and Disposal Canisters (STADs).

NAC Background IP is further understood to include the following issued patents and patent applications and all foreign patents and applications, divisionals and continuations relevant thereto:

NAC Current Active Issued U.S. Patents

1.	Modular Portable Cask Transfer Facility	04/07/2020	US 10,614,925
2.	Systems And Methods For Dry Storage And/Or Transport Of Consolidated Nuclear Spent Fuel Rods [Divisional/Apparatus]	10/08/2019	US 10,438,710
3.	Systems And Methods For Transferring Spent Nuclear Fuel From Wet Storage To Dry Storage [Method]	07/24/2018	US 10,032,533
4.	Nuclear Fuel Debris Container	06/26/2018	US 10,008,299
5.	Transfer Cask System Having Passive Cooling	10/17/2017	US 9,793,021
6.	Systems And Methods For Dry Storage And/Or Transport Of Consolidated Nuclear Spent Fuel Rods [Method]	01/31/2017	US 9,558,857
7.	System And Method To Control Spent Nuclear Fuel Temperatures	08/25/2015	US 9,117,558
8.	Container And Method For Storing Or Transporting Spent Nuclear Fuel	01/14/2014	US 8,630,384
9.	Apparatus And Methods For Achieving Redundant Confinement Sealing Of A Spent Nuclear Fuel Canister	05/07/2013	US 8,437,444
10.	Apparatuses And Methods For Mechanical Shielding And Cooling	03/11/2008	US 7,342,989
11.	Storage Vessels And Related Closure Methods	08/31/2004	US 6,784,443

NAC Current Pending U.S. Patent Applications
1.	Modular Portable Cask Transfer Facility	08/30/2017	US 15/690,765
2.	Systems And Methods For Transferring Spent Nuclear Fuel From Wet Storage To Dry Storage [Divisional/Apparatus]	06/28/2018	US 16/021,856
3.	Containment Cask For Drum Containing Radioactive Hazardous Waste	08/20/2018	US 16/117,510
4.	Ventilated Metal Storage Overpack	10/16/2018	US 16/161,910
5.	Systems And Methods For Fissile Material Storage Containers That Are Chloride-Induced Stress Corrosion-Resistant	12/17/2018	US 16/222,185
6.	Nuclear Fuel Debris Container with Perforated Columnizing Insert	04/24/2019	US 16/392,667
7.	Thermal Divider Insert and Method for Spent Nuclear Fuel Cask	03/23/2020	US 16/826,533

Exhibit B

Sublicensing and Confidentiality Provisions

Applicable to Deep Isolation Subcontracts for Fabrication

Of Non-NAC Delivered Canisters (Drillhole Canisters)

Sublicensing Provisions:

1.	Subject to the provisions of that certain agreement, the “COOPERATION AND LICENSING AGREEMENT” entered into as of _____, 2020, by and between Deep Isolation, Inc., a Delaware corporation (hereafter “DI”) and NAC International Inc., a Delaware corporation (hereafter “NAC”) (hereafter the “2020 NAC-DI Agreement”), DI hereby grants to ___________, DI’s selected supplier (hereafter the “Selected Fabricator”), a limited, revocable, non-exclusive, royalty-free sublicense (hereinafter referred to as the “DI Sublicense Grant”) to use the NAC Cask Technology and the DI Canister Technology solely and exclusively in connection with the fabrication and delivery to DI of storage or disposal canisters capable of being transported to be used in connection with the storage or disposal of HLW and SNF in deep horizontal drillholes at DI Projects (“Drillhole Canisters”) (as such terms are summarized at the end of this Exhibit B).

2.	As defined in the 2020 NAC-DI Agreement, anything to the contrary contained herein notwithstanding, and as used in the preceding section, the term “NAC Cask Technology” and any and all intellectual property rights related to the NAC Cask Technology (collectively, “NAC Cask IP”) in the possession of, or owned or controlled by, NAC prior to execution of this Agreement (collectively, “NAC Background IP” as defined in Exhibit A of the 2020 NAC-DI Agreement) and any and all IP which during the term of this Agreement is developed solely or collectively by NAC, DI or Selected Fabricator from the NAC Background IP or in any manner whatsoever arises out of the NAC Background Technology (collectively, “NAC Future IP”) shall be and remain the sole and exclusive property of NAC. NAC shall have the sole and exclusive right to make, use, sell, prosecute, defend and enforce NAC Background IP and NAC Future IP.

3.	In no event shall Selected Fabricator be entitled to export, sell, distribute or in any other manner transfer NAC Background IP or NAC Future IP, directly or indirectly, without prior written consent of NAC, which consent may be withheld for any reason or no reason at the sole discretion of NAC.

4.	Selected Fabricator covenants and agrees that it shall have no right to sublicense, relicense or transfer any license rights received from DI under the DI Sublicense Grant or any other sublicense or subcontract whatsoever to any third parties, without the prior written consent from NAC which consent may be withheld for any reason or no reason at the sole discretion of NAC.

5.	Selected Fabricator shall not be permitted to use either NAC Background IP or NAC Future IP for any purpose whatsoever other than for fabricating Non-NAC Delivered Casks.

6.	Selected Fabricator shall immediately inform DI without delay about all improvements involving NAC Cask Technology under this Agreement.

Confidentiality Provisions:

1. “Proprietary Information” shall include DI proprietary information and NAC proprietary information, which such NAC proprietary information shall include all NAC Background IP (including NAC Cask Technology and NAC Cask IP) and any NAC Future IP. A Party disclosing Proprietary Information, pursuant to this Agreement being hereinafter at times referred to as a “Disclosing Party” and a Party receiving Proprietary Information pursuant to this Agreement being hereinafter at times referred to as a “Receiving Party.” Each Party may disclose to the other Party such Proprietary Information as the Disclosing Party deems appropriate, in its sole discretion in the course of the relationship between the Parties pursuant to this Agreement; however, this Agreement does not impose any requirements on one Party to disclose Proprietary Information to the other Party. Proprietary Information received by the Receiving Party from the Disclosing Party shall be marked by the Disclosing Party as “Confidential” and/or “Proprietary.” The confidentiality requirements set forth herein shall survive for a period of twenty (20) years from and after any termination or expiration of this Agreement.

2. The Receiving Party acknowledges that (i) the Disclosing Party’s Proprietary Information, the development of which has involved the expenditure of substantial amounts of money and the use of skilled experts over a long period of time, affords the Disclosing Party a commercial advantage in the market over the Disclosing Party’s competitors; (ii) any of the Disclosing Party’s Proprietary Information that is provided to the Receiving Party is so provided on the basis of and in reliance upon the confidential relationship established between the Disclosing Party and the Receiving Party under this Agreement and is to be used only as expressly permitted by the terms and conditions of this Agreement; (iii) the loss of any commercial advantage due to the Receiving Party’s unauthorized disclosure of the Disclosing Party’s Proprietary Information would cause great injury and harm to the Disclosing Party; and (iv) the restrictions imposed upon the Receiving Party by this Agreement are necessary to protect the secrecy and proprietary nature of the Disclosing Party’s Proprietary Information and prevent the occurrence of any injury or harm to the Disclosing Party. The Parties shall review and maintain each other’s Proprietary Information in accordance with the following terms and conditions:

a.	The Receiving Party covenants and agrees to maintain the Proprietary Information received from the Disclosing Party as secret and confidential and the Receiving Party: (i) will hold the Proprietary Information in trust and strictest confidence and not disclose the same to any third party, including parent organizations of the Receiving Party, sister organizations of the Receiving Party, subsidiaries of the Receiving Party, consultants of the Receiving Party and subcontractors of the Receiving Party; (ii) will protect the Proprietary Information from disclosure; and (iii) will not in any manner whatsoever use, duplicate, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information except to perform the Collaboration and in accordance with the obligations of this Agreement.

b.	Any such copies or reproductions shall include the Disclosing Party’s proprietary notice.

c.	All the Proprietary Information shall be kept and maintained in a safe and secure place with adequate safeguards to ensure that unauthorized persons do not have access to the Proprietary Information.

d.	Only representatives of the Receiving Party who are not a competitor of the Disclosing Party, each such representative having first been approved in writing by the Disclosing Party (“Authorized Representatives”), whose review of the Proprietary Information is necessary and appropriate for the Collaboration shall have access to the Proprietary Information, provided such representatives have indicated in writing that they will maintain the Proprietary Information in trust and strictest confidence and not to disclose the same to any third party. The Receiving Party shall be responsible and liable for any breach of this Agreement by any of its representatives.

e.	The obligations relating to the use of and disclosure of Proprietary Information contained within this Agreement shall be satisfied by the Receiving Party affording the Proprietary Information the same degree of protection which it affords to its own Proprietary Information of similar importance, but not less than a commercially reasonable degree of care.

f.	Upon request of the Disclosing Party or after the termination of this Agreement, the Receiving Party shall promptly return all the Proprietary Information. Upon the sole option and request of the Disclosing Party, the Receiving Party shall destroy such Proprietary Information and any copies and/or extracts. The returning Party shall certify that all Proprietary Information and copies or extracts thereof have been returned or destroyed.

3. Neither Party nor its Authorized Representatives shall in any manner whatsoever, use or disclose the Proprietary Information of the other Party whether written or oral, for any purpose other than the Collaboration stated herein, at any time or in any place, without the express prior written approval of the Disclosing Party.

4. The Receiving Party shall have no obligation to preserve the confidentiality of any Proprietary Information which:

a.	Prior to the disclosure by the Disclosing Party, was known to the Receiving Party free of any obligation to not disclose such information; or

b.	Is or becomes publicly available through means other than unauthorized disclosure by the Receiving Party; or

c.	Is independently developed by the Receiving Party without knowledge of or reference to the Proprietary Information and without use of the Proprietary Information in violation of this Agreement; or

d.	Is lawfully received from a third party without restrictions and whose disclosure would not violate any confidentiality or other legal obligation; or

e.	Is approved for public release by written authorization of the Disclosing Party; or

f.	Is subject to a regulatory, judicial or other lawful U.S. Government order requiring disclosure, but only to the extent of such order and only after reasonable prior notice to the Disclosing Party, which may attempt a lawful process to preclude such disclosure or seek a protective order or other appropriate confidential treatment, at Disclosing Party’s expense.

5. All Proprietary Information is and shall remain the sole and exclusive property of the Disclosing Party. As between the Parties, all rights with respect to Proprietary Information that heretofore or hereafter exist under the patent or copyright laws of the United States and all foreign countries are hereby expressly reserved to the Disclosing Party. By disclosing information to Receiving Party, the Disclosing Party does not grant any express or implied right, title, interest or license to Receiving Party with respect to the Proprietary Information.

6. The Receiving Party shall not, directly or indirectly, use, exploit or disclose to any third party, or if applicable, reverse engineer, disassemble, or decompile, any Proprietary Information for any purpose, unless so authorized in writing by the Disclosing Party; Provided, however, that Receiving Party may use Proprietary Information as described in this Agreement.

7. The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Proprietary Information or any other breach of this Agreement by Receiving Party. Furthermore, the Receiving Party will cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Proprietary Information and prevent further unauthorized use or disclosure thereof.

8. In the event of a breach of this Agreement, the Parties agree that (a) the Disclosing Party will suffer irreparable injury which could not adequately be compensated by monetary damages, (b) the Disclosing Party’s monetary damages would be exceedingly difficult to measure, and (c) the Disclosing Party’s remedies at law would be inadequate. Accordingly, the Receiving Party agrees that, in addition to any other remedies available in law or equity, the Disclosing Party shall be entitled to seek equitable relief by way of the entry of an order by a court of competent jurisdiction for the grant of an injunction against such breach without any requirements to provide or post a bond or other security as a condition of such relief.

9. To the fullest extent permitted by law, the Receiving Party will indemnify, defend, and hold the Disclosing Party harmless from and against any and all claims arising from such Receiving Party’s disclosure or use of such Disclosing Party’s Proprietary Information in violation of this Agreement.

10. With respect to the preceding Section 9, it is understood and agreed by the Receiving Party that such duty to indemnify, defend, and hold the Disclosing Party harmless shall apply with respect to DI as the Disclosing Party of any and all Deep Isolation Proprietary Information and NAC as the Disclosing Party of any and all NAC Proprietary Information.

Defined terms used in this Exhibit B from the 2020 NAC-DI Agreement:

DI Canister Technology	DI is a leading innovator in nuclear waste storage and disposal that has a product offering to provide storage and disposal solutions for high-level waste (“HLW”), spent nuclear fuel (“SNF”), and other nuclear waste in deep horizontal drillholes (the “DI Drillhole Technology”), including certain technology that is part of the DI Drillhole Technology that is related to disposal and/or storage canisters to be used in connection with the storage or disposal of HLW and SNF in deep horizontal drillholes (the “DI Canister Technology”);

NAC Cask Technology	NAC is a leading nuclear fuel cycle consulting and technology solutions company specializing in design, licensing, and deployment of casks and canister systems for nuclear materials transport, SNF and HLW storage and disposal (the “NAC Cask Technology”) and NAC works with the US Department of Energy and National Laboratories on nuclear waste matters;

Drillhole Canisters	The Parties desire to undertake the Collaboration to ensure an adequate supply of storage or disposal canisters to be used in connection with the storage or disposal of HLW and SNF in deep horizontal drillholes, where such canisters: (i) are designed by NAC in collaboration with DI, including joint-development by the Parties, by using the DI Canister Technology and DI’s related “Intellectual Property,” subject to the license granted to NAC by DI (the “DI License Grant”) in combination with the NAC Cask Technology and NAC’s related “Intellectual Property,” subject to the license granted to DI by NAC (the “NAC License Grant”); and (ii) are licensed by NAC through obtaining the necessary approvals from the U.S. Nuclear Regulatory Commission (“NRC”) or licensed by international regulatory agencies, such canisters hereafter referred to as the “Drillhole Canisters,” and to be supplied to DI by NAC or by other suppliers contracted by DI;

NAC Cask IP NAC Background IP NAC Future IP	NAC Cask Technology. Anything to the contrary contained herein notwithstanding, the NAC Cask Technology and any and all Intellectual Property related to the NAC Cask Technology (collectively, “NAC Cask IP”) in the possession of, or owned or controlled by, NAC prior to execution of this Agreement (collectively, “NAC Background IP”) and any and all Intellectual Property which during the Term of this Agreement is solely developed by or for NAC or arises out of the NAC Background IP (collectively, “NAC Future IP”) shall be and remain the sole and exclusive property of NAC. NAC shall have the sole and exclusive right to make, use, sell, prosecute, defend and enforce the NAC Future IP.